Exhibit 10.4

Certain identified information in this document has been excluded because it is both (i) not material and (ii) is the type of information that the Company customarily and actually treats as private or confidential. This document has been marked with “[***]” to indicate where omissions have been made.

LOAN SALE AGREEMENT
by and between
CELTIC BANK CORPORATION
and
AFFIRM, INC.
DATED AS OF SEPTEMBER 18, 2020

TABLE OF CONTENTS

EXHIBIT A – Form of Purchase Statement
EXHIBIT B – Sample Collateral Account Balance Requirement Calculation
    i

EXHIBIT C – Sample Purchase Schedule
EXHIBIT D – Sample Accrued Interest Calculation
EXHIBIT E – Sample Fee Calculations
EXHIBIT F – Funds Flow Overview
EXHIBIT G – Minimum Annual Fee Settlement Methodology
EXHIBIT H – Performance Fee Calculation Methodology

    ii

LOAN SALE AGREEMENT
THIS LOAN SALE AGREEMENT (this “Agreement”) dated as of September 18, 2020 (the “Effective Date”), is entered into by and between Celtic Bank Corporation, a Utah industrial bank (“Bank”), and Affirm, Inc., a Delaware corporation (“Affirm”). Each of Bank and Affirm may be referred to herein as a “Party” or jointly as “Parties”.
Recitals
WHEREAS, Bank is a federally insured Utah-chartered industrial bank that offers credit cards, loans, financing and other credit products to consumers;
WHEREAS, Affirm is in the business of marketing and servicing consumer loans and other consumer financial products;
WHEREAS, Bank and Affirm have entered into a Marketing and Servicing Agreement pursuant to which Bank engaged Affirm to provide services to Bank in originating loans to Borrowers under the loan program described therein; and
WHEREAS, Bank desires to sell to Affirm from time to time, and Affirm desires to purchase from Bank from time to time, certain loans that are originated by Bank under the loan program described in the Marketing and Servicing Agreement.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, and mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Affirm mutually agree as follows:
1.    Definitions. Whenever capitalized and used in this Agreement, the following words and phrases, unless otherwise specified, shall have the meanings: set forth below and, if not set forth below, then the meanings set forth in the Marketing and Servicing Agreement.
1.1.    “ACH” means the Automated Clearing House.
1.2.    “Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purposes of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of 50% or more of a class of voting securities of such Person.
1.3.    “Affirm” has the meaning set forth in the introductory paragraph of this Agreement.
1.4.    “Affirm Indemnified Parties” has the meaning set forth in Section 14.1.
1.5.    “Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
1.6.    “Applicable Law” means all federal, State and local laws, statutes, regulations, regulatory guidance and orders (including FIL 44-2008: Guidance for Managing Third-Party Risk and FIL 22-2017 Adoption of Supervisory Guidance on Model Risk Management) applicable to a Party or relating to or affecting any aspect of the Program including the Loans, the Marketing Materials and the Finance Materials, all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.
1.7.    “Applicant” means any Person who requests a Loan from Bank as part of the Program.

1.8.    “Application” means any request from an Applicant for a Loan by means of the submission of Applicant information in such other form as agreed by the Parties.
1.9.    “Bank” has the meaning set forth in the introductory paragraph of this Agreement.
1.10.    “Bank Indemnified Parties” has the meaning set forth in Section 14.2
1.11.    “Banking Day” means any day, other than (a) a Saturday or Sunday, or (b) a New York, California or Utah banking holiday.
1.12.    “Bankruptcy Code” means United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq.
1.13.    “Borrower” means a Person to whom Bank has made a Loan as part of the Program or who is a guarantor of or co-signer on such Loan who is liable for amounts owing with respect to a Loan made as part of the Program.
1.14.    “Borrower Data” means information that is provided to or obtained by a Party in the performance of its obligations under this Agreement or otherwise regarding Applicants and Borrowers, including (a) name, postal address, social security number, email address, telephone number, date of birth, as well as data generated or created in connection with customer service, telephone logs and records, and other documents and information necessary for the processing and maintenance of Loans, and (b) all Personal Information.
1.15.    “Cause” has the meaning set forth in Section 12.2.
1.16.    “Change of Control” means the sale of all or substantially all the assets of a Party; any merger, consolidation or acquisition of a Party with, by or into another Person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Party in one or more related transactions.
1.17.    “Closing Date” means each date on which Affirm acquires a Loan pursuant to Section 2, as applicable, from Bank.
1.18.     “CMS” has the meaning set forth in Section 10.1 of the Marketing and Servicing Agreement.
1.19.    “Collateral Account” has the meaning set forth in Section 34.1.
1.20.    “Collateral Account Balance Requirement” has the meaning set forth in Section 34.1(b).
1.21.    “Confidential Business Information” means any valuable, secret business information other than Trade Secrets, that is either designated or identified as confidential at the time of the disclosure or is by its nature clearly recognizable as confidential information to a reasonably prudent person with knowledge of the Disclosing Party’s business and industry.
1.22.    “Contract Year” means each 12-month period commencing on the Program Start Date. The Initial Term has three (3) Contract Years.
1.23.    “Credit Policy” means the credit criteria and underwriting policies, to approve or deny an Application and to authorize or decline the origination of a Loan.
1.24.    “Disclosing Party” means the Party disclosing Proprietary Information hereunder, whether the disclosure is directly from the Disclosing Party or through the Disclosing Party’s Personnel or Affiliates.

1.25.    “Dispute” has the meaning set forth in Section 25.1.
1.26.    “Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.
1.27.    “Effective Rate” means the interest rate associated with each Loan originated by Bank under the Program.
1.28.    “Equivalent Rate” has the meaning set forth in Section 4.3.
1.29.    “FDI Act” means the Federal Deposit Insurance Act, as amended.
1.30.    “FDIC” means the Federal Deposit Insurance Corporation.
1.31.    “Finance Materials” means, collectively, (a) the Application; (b) the Credit Policy; (c) the form of Loan Agreement; (d) the version of Affirm’s Privacy Policy applicable to Borrower Data; and (e) the form of default notice, adverse action notice or any other written notice related to an Applicant or Borrower.
1.32.    “Indemnified Party” has the meaning set forth in Section 14.3.
1.33.    “Indemnifying Party” has the meaning set forth in Section 14.3.
1.34.    “Initial Term” has the meaning set forth in Section 12.1.
1.35.    “Lien” means any lien, security interest or other encumbrance, whether by mortgage, pledge, lien, conditional sales agreement, charge, security, agreement or otherwise.
1.36.    “Liquidity Trigger” has the meaning set forth in Section 34.1(c).
1.37.    “Loan” means a consumer loan made by Bank to a Borrower under the Program.
1.38.    “Loan Agreement” means, with respect to a Loan, the document or documents containing the terms and conditions of such Loan, including the disclosure statement, the loan agreement and the privacy notice.
1.39.    “Loan Performance Fee” has the meaning set forth in Section 4.2.
1.40.    “Loan Performance Fee Rate” means [***]
1.41.    “Losses” means all third-party claims, actions, liability, judgments, damages, fines, legal fees, reasonable costs and expenses, including fees, but excluding special, indirect, incidental, consequential, punitive or exemplary damages, including lost profits, even if a Party has knowledge of the possibility of such damages.
1.42.    “Marketing and Servicing Agreement” means that certain Marketing and Servicing Agreement, dated as of September 18, 2020, by and between Affirm and Bank, pursuant to which the Parties agree to promote and operate the Program.
1.43.    “Marketing Materials” means any advertising, applications, marketing materials, advertising pieces, sales literature, telemarketing scripts and any other materials directly relating to the Program or containing Bank’s name that are used to induce Applicants to apply for a Loan or to induce potential Applicants to apply for a Loan under the Program, and any other materials used to induce use of the Program as agreed by the Parties in accordance with the Marketing and Servicing Agreement.
1.44.    “Measuring Month” means the immediately preceding calendar month.

1.45.    “Merchant” means a seller of goods or services to a Borrower.
1.46.    “Minimum Annual Fee” has the meaning set forth in Section 4.1.
1.47.    “Original Borrower Loan Amount” means, with respect to any Loan, the amount financed as stated in the related final truth-in-lending statement contained in the Loan Documents.
1.48.    “Party” and “Parties” have the meanings set forth in the introductory paragraph of this Agreement.
1.49.    “Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of similar nature.
1.50.    “Personal Information” means non-public, personally identifiable information related to either Party’s customers, Personnel or other third parties that has been provided to a Party by such Persons or their representatives, including: (i) any information that identifies, or could be used to identify, a particular Person, including the Person’s name, address, telephone number, e-mail address, social security number, driver’s license, or other identifying information and credit card and financial information; and (ii) any other information considered personal identifying information under then-existing Applicable Law.
1.51.    “Personnel” means the employees, contractors and agents of a Party or its Affiliates and their employees and contractors.
1.52.    “Prequalification Request” means any request from a prospective Applicant, in the form required by Bank, to determine whether such prospective Applicant qualifies for a Loan.
1.53.    “Program” means the Loan program for consumer financing purposes pursuant to which (a) Bank originates Loans pursuant to the terms of the Marketing and Servicing Agreement; (b) Affirm markets and services such Loans pursuant to the terms of the Marketing and Servicing Agreement; (c) and Affirm purchases such Loans pursuant to the terms of this Agreement.
1.54.    “Program Data” means information that is provided to or obtained by a Party in the performance of its obligations under this Agreement or otherwise, including (a) individual and aggregate data from Applications and Loans; (b) information provided to or obtained by a Party that was originally derived from the other Party’s sources of Applications or Loan data; and (c) data from Prequalification Requests.
1.55.    “Program Insights” means the business strategies derived from the Program Data or the business strategies and business operating rules proposed or originated by Affirm, including (a) pricing strategy; (b) loan origination marketing strategy and marketing channels; (c) fraud prevention strategy and rules, including an identity theft/red flags program and policy as described in Section 13.9 of the Marketing and Servicing Agreement; (d) collection and recovery strategy; and (e) data from Prequalification Requests.
1.56.    “Program Start Date” means the date on which an Applicant that is not an employee of Affirm or Bank first submits a Prequalification Request or an Application.
1.57.    “Program Terms” means the terms of the Marketing and Servicing Agreement and the terms, procedures and materials governing the Program, which have been duly adopted and approved by Bank, including (i) forms of Loan Agreement, disclosure and other documents relating to the Program; (ii) the Credit Policy; (iii) the CMS; and (iv) the Marketing Materials.
1.58.    “Proprietary Information” means the Trade Secrets, Confidential Business Information and Personal Information of a Party and its Affiliates. Proprietary Information does not include any information that (a) was in the Receiving Party’s possession before being disclosed to it by the Disclosing Party; (b) is or becomes a matter of public knowledge through no fault of the Receiving Party; (c) is rightfully received by the Receiving Party from a third party without a duty of confidentiality; (d) is disclosed by the Disclosing Party to a third party without a duty of confidentiality on the third party; or (e) is independently developed by the Receiving Party without use of the Disclosing Party’s Proprietary Information.
1.59.    “Proprietary Material” means a Party’s name, logo, registered trademarks and service marks.
1.60.    “Protected Data” means all Applicant, Borrower, Person and other sensitive authentication data related to the Program, including: (i) all data and information that is protected or covered by the Payment Card Industry Data Security Standard, (ii) social security numbers and other official identification numbers; (iii) credit card or debit card numbers; (iv) bank account numbers; (v) critical infrastructure information (including physical site plans, IT systems information, system passwords, and information security plans); (vi) information protected by nondisclosure agreements; (vii) law enforcement and investigative records; (viii) employee information; (ix) internal emails; and (x) internally-produced documents.
1.61.    “Purchase Premium” means the monthly premium fee based on the total Original Borrower Loan Amount volume in the Measuring Month paid by Affirm to Bank in consideration for selling Loans as set forth in Section 3 and Exhibit F.
1.62.    “Purchase Price” means, with respect to each Loan to be purchased by Affirm pursuant to Section 2 and Exhibit F, the outstanding principal balance of each corresponding Loan plus the applicable Retention Period Interest.
1.63.    “Purchase Statement” means the statement prepared by Bank, or by Affirm on behalf of Bank, describing Loans to be purchased by Affirm that contains the computation of the Purchase Price to be paid by Affirm to Bank, a sample of which is attached as Exhibit B hereto.
1.64.    “Purchased Loan” has the meaning set forth in Section 2.1.
1.65.    “Receiving Party” means the Party receiving Proprietary Information hereunder.
1.66.    “Records” means all contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights, but excluding any computer programs or software subject to a licensing arrangement or other contractual provisions that would restrict transfer or pledge thereof) prepared and maintained by Bank, any servicer, or any sub-servicer with respect to the Loans.
1.67.    “Regulatory Authority” means any federal, State, local, domestic or foreign governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other regulatory or self-regulatory entity, the United States of America, any State or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case, that has jurisdiction or regulatory oversight with respect to the Program.
1.68.    “Remittance” means the remittance by Bank of payments for Purchased Loans received by Bank after a Closing Date as set forth in Section 6.3.
1.69.    “Renewal Term” has the meaning set forth in Section 12.1.
1.70.    “Required Payment” means any and all of the (i) Purchase Price, (ii) Purchase Premium, (iii) Loan Performance Fee, (iv) Minimum Annual Fee, (v) Retention Period Interest on Purchased Loans under Section 4.3, (vi) Wire Fee, and (vii) Termination Fee (as defined in the Marketing and Servicing Agreement).

1.71.    “Retained Loan” has the meaning set forth in Section 2.9.
1.72.    “Retention Notice” has the meaning set forth in Section 2.9(a).
1.73.    “Retention Period” has the meaning set forth in Section 2.9.
1.74.    “Retention Period Interest” has the meaning set forth in Section 4.3.
1.75.    “Security Incident” means any unauthorized use, modification, destruction or disclosure of, or unauthorized access to, Borrower Data related to the Program.
1.76.    “State” means any one of the fifty states of the United States of America, the District of Columbia or any of the United States Territories
1.77.    “Tangible Net Worth” means, as of any date of determination, the aggregate total assets of Affirm and its subsidiaries minus (a) the aggregate Total Liabilities of Affirm and its subsidiaries minus (b) any intangible assets of Affirm minus (c) amounts due to Affirm from any of its Affiliates, in each case as determined in accordance with GAAP.
1.78.    “Tangible Net Worth Trigger” has the meaning set forth in Section 34.1(c).
1.79.    “Target Rate” means, with respect to any period, the weighted average target rates established by the Federal Open Market Committee for trading in the federal funds market during such period.
1.80.    “Term” means collectively the Initial Term and any Renewal Term.
1.81.    “Test Loan” means a Loan originated for an employee of Bank or Affirm for purposes of developing and evaluating the Program.
1.82.    “Total Liabilities” means, as of any date of determination, the aggregate amount of all balance sheet liabilities of Affirm, as determined on a consolidated basis in accordance with GAAP (excluding the amount of any non-recourse indebtedness of Affirm and its consolidated subsidiaries).
1.83.    “Trade Secrets” means trade secrets as defined under Applicable Law, as amended from time to time, and shall include without regard to form, technical or non-technical data, formulas, patterns, compilations, programs, software programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, non-public forecasts, studies, projections, analyses, all customer data of any kind, or lists of actual or potential customers or suppliers, business and contractual relationships, or any other information similar to the foregoing that (a) derives economic value, actual or potential, from not being generally known and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For the sake of clarity, Trade Secrets includes information provided to either Party or its Affiliates by any third parties, which that Party or any of its Affiliates is obligated to hold in confidence. Program Insights are a Trade Secret of Affirm.
1.84.    “Trigger Event” has the meaning set forth in Section 34.1(b).
1.85.    “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Utah.
1.86.    “United States Territories” means Puerto Rico, Guam, the Northern Mariana Islands, the U.S. Virgin Islands, and American Samoa.
1.87.    “Wire Fee” has the meaning set forth in Section 3.4.

2.    Purchase of Loans; Payment to Bank.
2.1.    Transfer of Loans. Bank hereby agrees to sell, transfer, assign, set over and otherwise convey to Affirm, without recourse, representation or warranty (except as otherwise expressly provided herein), each Loan originated by Bank under the Program (excluding any Loans retained by Bank pursuant to Section 2.9), without the need for further agreement or documentation upon the delivery of a schedule from Affirm to Bank setting forth the Loans to be purchased on the applicable Closing Date (each such Loan, a “Purchased Loan”). With respect to Loans being purchased by Affirm, the Closing Date shall be two (2) calendar days and one (1) Banking Day following the date on which Bank originated the Loan as further described in Exhibit C.
2.2.    Payment of Purchase Price. In consideration for Bank’s sale, transfer, assignment, set over and conveyance to Affirm of a Purchased Loan, Affirm shall pay to Bank the Purchase Price therefore on the Closing Date in accordance with Section 2.3 below. Affirm shall own the Purchased Loan and shall be entitled to any cash, payments and other proceeds owing and payable to Bank or any third party in respect of a Purchased Loan on and as of the Closing Date.  (The Parties acknowledge and agree that, as soon as reasonably practicable and on terms mutually acceptable to both Bank and Affirm, the purchase mechanics shall be amended such that Affirm shall pay to the Bank the Purchase Price less any cash, payments and other proceeds, to which Bank or any third party in respect of a Purchased Loan shall be entitled, in consideration for Bank’s sale, transfer, assignment, set over and conveyance to Affirm of a Purchased Loan.) In addition, Affirm shall pay to Bank on a monthly basis, the Purchase Premium and other fees and expenses described in Sections 3 and 4 of this Agreement.
2.3.    Purchase Statements. Affirm shall prepare, or cause to be prepared, and deliver to Bank a Purchase Statement, substantially in the form of Exhibit A, by e-mail or as otherwise mutually agreed, no later than 3:00 p.m. Pacific Time on each Closing Date. No later than the close of business on the Closing Date, Affirm shall deliver to Bank the Purchase Price set forth in such Purchase Statement. The payment of the Purchase Price shall be made in immediately available funds or as otherwise mutually agreed by the Parties to an account designated by Bank. Prior to the first Closing Date, Bank shall provide to Affirm a designated bank account name and number into which the Purchase Price, the Purchase Premiums and other fees and expenses shall be deposited pursuant to this Agreement.
(a)    After payment of the Purchase Price and delivery of the Purchase Statement to Bank, Affirm shall own such Purchased Loans on and as of the Closing Date.
(b)    If, after any Closing Date, the amount on any Purchase Statement on which the Purchase Price with respect to a Purchased Loan was based is found to be in error, within ten (10) Banking Days of receipt of information from the discovering Party sufficient to establish the error, and upon mutual agreement by the Parties of the corrected Purchase Price amount, and upon mutual agreement by the Parties of the corrected Purchase Price amount, the Party benefiting from the error shall pay the other Party an amount sufficient to correct and reconcile the Purchase Price. Interest shall be payable on any such amounts at the Target Rate (the calculation of which shall also be included in each Purchase Statement) if the error isn’t resolved within ten (10) Banking Days from receipt of notice.
2.4.    True Sale. Each of Bank and Affirm intend that each transfer of Purchased Loans by Bank pursuant to this Agreement shall be an absolute and irrevocable sale of the applicable Purchased Loans from Bank to Affirm (and not a loan or secured borrowing, including for accounting purposes), conveying good title free and clear of any Liens, from Bank to Affirm. Except with respect to the Loan Performance Fee, Bank retains no residual interest of any kind in any Purchased Loan transferred to Affirm or its designee hereunder.
(a)    At any time and from time to time, Bank shall promptly and duly authorize, execute and deliver or shall promptly cause to be authorized, executed and delivered, such further instruments and documents and take such further actions as are reasonably requested by Affirm or its designee to confirm the sale of the Purchased Loans pursuant to Section 2.8, or for the purpose of obtaining or preserving the full benefits of this Agreement, including the filing of any financing or continuation statements under the UCC, naming Bank as the debtor/seller and Affirm or its designee as the secured party/purchaser, or other Applicable Law in effect in any jurisdiction with respect to the perfection of the transfer of ownership of the Purchased Loans, as applicable, ensuring that the Affirm’s or its designee’s security interest is prior to all other Liens against Bank and to preserve such priority and the validity and enforceability thereof.
(b)    Notwithstanding the intent of Bank and Affirm, if a court of competent jurisdiction holds that the conveyance of the Purchased Loans hereunder is not a true sale of such Loans from Bank to Affirm or its designee, this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and the conveyance by Bank provided for in this Agreement shall be deemed to be, and Bank hereby grants to Affirm or its designee, a first priority security interest in and to all of Bank’s right, title, and interest, in the Purchased Loans purchased hereunder to secure the obligations now or hereafter arising of Bank to Affirm or its designee to make the payments in respect of the Purchased Loans, as applicable, and other amounts payable under and in accordance with the terms of this Agreement.
2.5.    Cooperation, Expenses. Bank acknowledges that it may be Affirm’s intention to securitize, finance or transfer all or a portion of the Purchased Loans acquired under this Agreement. Bank agrees to cooperate with Affirm in its efforts to securitize the Purchased Loans or finance or transfer the Purchased Loans, as applicable; provided, Bank shall not be required to release or waive any of its rights under this Agreement or the Marketing and Servicing Agreement. Affirm agrees to pay, upon written notice from Bank, all of Bank’s actual, reasonable and documented out-of-pocket expenses incurred with any such securitization, transfer or financing transaction. Affirm agrees to cooperate with Bank and any Regulatory Authority with respect to any inquiries, information requests or site visits relating to the Purchased Loans at any time during normal business hours, upon reasonable advance written notice. Notwithstanding anything else in this Agreement to the contrary, Bank’s consent in writing shall be required for any securitization that imposes any risk retention requirements upon Bank by 31 CFR 103.121 or any other Applicable Law.
2.6.    Servicing. Prior to the sale of a Purchased Loan to Affirm, Affirm shall service the Purchased Loans in accordance with the terms of the Marketing and Servicing Agreement. Affirm shall be permitted to engage third parties to service such Purchased Loans and Affirm or such third parties shall have full power and authority to do or cause to be done all things relating to such servicing which Affirm may deem necessary or desirable, including remitting any proceeds collected with respect to any Purchased Loans transferred to Affirm or its designee.
2.7.    Diligence. Affirm has conducted its own due diligence relating to the marketing of the Program, the servicing of Loans originated under the Program and the effects of the purchase of Loans arising under the Program. Affirm has conducted its own due diligence as to the risks and requirements of purchasing Loans, as applicable, originated under the Program. Bank makes no representations or warranties as to any matter relating to the purchase of any Loan that is sold by Bank to Affirm, other than those representations and warranties included in this Agreement.
2.8.    Purchase on Termination. Notwithstanding anything to the contrary contained in this Agreement or the Marketing and Servicing Agreement, if the Marketing and Servicing Agreement or this Agreement is terminated for any reason by either Party, Affirm shall purchase any and all Loans (excluding Retained Loans) and related rights that remain owned by Bank at the time of such termination. On the applicable Closing Date for such Loans to be purchased as a result of any such termination, Affirm shall pay to Bank the Purchase Price for such items. Affirm may assign its right to acquire title to a Loan and related rights under this Section 2.8 to any designee.
2.9.    Retention of Loans. Bank shall “retain” all Loans until the later of (i) two calendar days and one Banking Day following the date on which Bank funded the Loan and (ii) a date specified by Affirm (the “Retention Period”). In addition, notwithstanding anything to the contrary in this Agreement, Bank may elect to retain for its own account, all or some of the Loans (the “Retained Loans”); provided that the aggregate amount of such Retained Loans does not exceed [***] of the aggregate annual origination volume of the Program. In order for Bank to sell less than all of the Loans to Affirm:

(a)    Bank shall provide not less than two (2) Banking Days written notice to Affirm that Bank intends not to sell all Loans on a certain Closing Date (a “Retention Notice”);
(b)    Such Retention Notice shall state the specific Loans which Bank shall retain.
2.10.    Delivery of Records. Upon Affirm’s or its designee’s request, Bank agrees to cause to be delivered to Affirm or its designee for purposes of servicing the Loans, Records related to the Loans through the Banking Day preceding such purchase, to the extent that such materials are in Bank’s possession and not in the possession of Affirm. If such request is in connection with a subpoena, Affirm shall reimburse Bank for its reasonable expenses related to a document production and delivery, if any. Such Records shall include the Loan Agreement, confirmation of delivery of the Loan Agreement to the Borrower, and such other materials as Affirm or its designee may reasonably require (all of which may be in electronic form except where originals are required by Applicable Law).
3.    Purchase Premium. To compensate Bank for selling Loans to Affirm under the Program, Affirm shall pay Bank a Purchase Premium, it being understood that such Purchase Premium shall be in addition to the Purchase Price paid to Bank by Affirm for the Purchased Loans. The Purchase Premium is payable monthly according to the following schedule:
[***]

The Parties agree that the Purchase Premium tiers are marginal, as demonstrated by the example in Exhibit E.
3.1.    The monthly Purchase Premium shall be paid by Affirm to Bank on or before the fifteenth (15th) day of calendar month immediately following the Measuring Month.
3.2.    The Purchase Premium shall be paid in immediately available funds into such account as directed by Bank.
3.3.    Each monthly Purchase Premium payment shall be accompanied by a written record prepared by Affirm that provides detailed information as to its calculation of such monthly Purchase Premium payment. Bank shall have fifteen (15) days to object to Affirm’s calculation of each monthly Purchase Premium payment. If Bank does not object in writing to such calculation, the calculation shall be deemed approved by Bank. If Bank objects in writing to such calculation it shall provide its own calculation to Affirm. If Affirm does not agree with Bank’s calculation, the Parties shall use commercially reasonable efforts to come to an agreement as to the required amount to be paid hereunder. Affirm shall pay the agreed upon amount within five (5) Banking Days.
3.4.    In conjunction with the monthly payment of the Purchase Premium, Affirm shall pay Bank all outstanding Wire Fees from the previous month resulting from any and all disbursements made by wire transfer. The Wire Fee shall be [***] for each disbursement made by wire transfer; provided that wire transfers may only occur upon specific request by Affirm. Unless Affirm specifically requests a wire transfer, all disbursements shall be made by ACH, for which there shall be no fee.
4.    Additional Fees and Expenses. In addition to the Purchase Price and the Purchase Premium, Affirm shall pay or reimburse Bank as follows:
4.1.    Minimum Annual Fees. The Minimum Annual Fees as set forth below shall represent the minimum aggregate compensation, fees or other payments due from Affirm to Bank for each Contract Year during the Initial Term during which the Program is active, commencing on the Program Start Date:

Contract Year 1	[***]
Contract Year 2	[***]
Contract Year 3	[***]
The Minimum Annual Fee will be settled on a quarterly basis for all Contract Years. If the prorated Minimum Annual Fee for the Program has been fulfilled in any given quarter, then the excess over the minimum of the Program for that quarter can be applied to any minimum fees due to be paid at the end of such quarter under the line of credit program.
In Year 1, the prorated amount of the Minimum Annual Fee will be settled on a quarterly basis using the methodology set forth in Exhibit G. These Minimum Annual Fees shall be paid in lieu of, and not in addition to, any other amounts due from Affirm to Bank for each Contract Year.
4.2.    Loan Performance Fee. To compensate Bank for originating Loans, Affirm shall pay Bank a fee on all Purchased Loans that are paid in full in an amount equal to the product of the Loan Performance Fee Rate and the aggregate principal amount paid directly by the Borrower of each applicable Purchased Loan (including any service credits applied to such Purchased Loan) (the “Loan Performance Fee”). Such Loan Performance Fee shall be paid by the fifteenth (15th) day of the calendar month following the month during which an applicable Purchased Loan has been paid in full, as further illustrated on Exhibit H.
4.3.    Retention Period Interest. For each Purchased Loan, Bank shall earn any interest accrued during the Retention Period on such Loans (the “Retention Period Interest”) based (i) on the Effective Rate for interest-bearing Loans and (ii) the rate of [***] (the “Equivalent Rate”) for all 0% interest rate Loans. Retention Period Interest shall be calculated according to the methodology set forth in Exhibit D attached hereto.
5.    Ownership of Loans.
5.1.    Ownership, Transfer of Loans. Subject to the terms of the Marketing and Servicing Agreement and this Agreement, Bank shall retain ownership of the Loans (until such Loans are sold to Affirm hereunder). Funding Amounts sent to a Merchant on behalf of a Borrower under a Loan shall be treated for all purposes as true extensions of credit by Bank and be governed by Utah law. On and after each Closing Date, Affirm shall be the owner of the Loans transferred on such date and shall be entitled to all rights, privileges, and remedies applicable to such ownership interest.
5.2.    Recordkeeping, Repayment of Loans. Affirm shall make entries on its books and Records to clearly indicate the ownership of the Purchased Loans by Affirm or its designee as of the date of each applicable transfer of ownership from Bank to Affirm or its designee. Except as provided in Section 6.3, Bank does not assume and shall not have any liability to Affirm or its designees for the repayment of any Purchased Loans; provided, however, that Bank shall forward to Affirm payments in respect of Loans transferred to Affirm or its designee received by it, after the date of the applicable transfer, as provided in Section 6.3 hereof.
6.    Covenants of Bank. Bank hereby covenants that:
6.1.    Bank shall take no action to cause any Loan to be evidenced by any “instrument” (as defined in the UCC as in effect in any relevant jurisdiction).

6.2.    Bank shall not sell, pledge, assign or transfer to any other Person, any Loans, other than with the prior written consent of Affirm or in favor of Affirm or Affirm’s designee or pursuant to Section 2.8 of this Agreement.
6.3.    If Bank directly or indirectly receives or collects any funds in repayment of a Loan transferred to Affirm or its designee pursuant to Section 2.8, Bank shall promptly send an e-mail notice of any such receipt to Affirm or its designee and simultaneously make a Remittance of such payment by wire transfer (or other means as agreed to by Parties) to a bank account designated to receive payments by Affirm or its designee. Bank hereby agrees and acknowledges that any payments so collected by Bank shall be held in trust for Affirm or its designee while such payments are held by Bank and shall be delivered immediately to Affirm or its designee.
6.4.    Bank shall take no action to permit any Lien to arise against any Loan; provided, however, Bank shall notify Affirm promptly after becoming aware of any Lien arising on any Loan (other than any Lien in favor of Affirm).
6.5.    Bank shall remain throughout the Term in full compliance with applicable minimum capital requirements prescribed by the FDIC and any other Regulatory Authority having jurisdiction over Bank, and Bank shall meet throughout the Term the requirements to be considered “adequately capitalized” as defined in the FDI Act and the applicable regulations promulgated thereunder.
6.6.    The execution, delivery and performance of this Agreement by Bank shall comply all Applicable Laws throughout the Term.
7.    General Representations and Warranties of Bank. Bank hereby represents and warrants to Affirm as of the Effective Date and each Closing Date that:
7.1.    Good Standing. Bank is an industrial bank duly organized, validly existing, and in good standing under the laws of State of Utah.
7.2.    Deposit Insurance. Bank is an FDIC-insured, state-chartered financial institution that accepts insured deposits from affiliated and non-affiliated companies, Bank’s deposits are fully insured in accordance with Applicable Law and no proceeding has been instituted to revoke such insurance.
7.3.    Power and Authority, Due Authorization. Bank has full power and authority to execute, deliver and perform its obligations under this Agreement, including the authority to extend credit to Borrowers in all United States jurisdictions, exporting the law of Utah, and the execution, delivery and performance of this Agreement by Bank has been duly authorized and such performance is not in conflict with and does not violate the terms of the charter or bylaws of Bank and shall not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party.
7.4.    Permissions. All approvals, authorizations, licenses, registrations, consents and other actions by notices to, and filings with, any Person that may be required in connection with the execution, delivery and performance of this Agreement by Bank, have been obtained (other than those required to be made to or received from Borrowers and Applicants).
7.5.    Enforceability. This Agreement constitutes a legal, valid and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (b) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
7.6.    Consents. Neither the execution, delivery, validity or enforceability of this Agreement, nor the consummation of the transactions contemplated by this Agreement shall (i) require any consent, approval, authorization, notice, registration or filing under any Applicable Law permit, license or agreement applicable to Bank; (ii) require the consent or approval of, or notice to, any other party, contract, instrument or commitment applicable to Bank; or (iii) result in a violation or termination of, or a breach or default under, any Loan Agreement, or otherwise render any Loan Agreement or any provision thereof unenforceable or give any Borrower the right to cancel or terminate any Loan Agreement. Bank is not subject to any agreement with any Regulatory Authority that would prevent the consummation by Bank of the transactions contemplated by this Agreement.
7.7.    Loans. Each Loan shall have been validly and legally originated by Bank in accordance with Applicable Law.
7.8.    No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or (v) that would have a materially adverse financial effect on Bank or its operations if resolved adversely to it.
7.9.    Compliance with Law. The execution, delivery and performance of this Agreement by Bank complies with all Applicable Laws.
7.10.    Regulatory Compliance. Bank is in full compliance with applicable minimum capital requirements prescribed by the FDIC and any other Regulatory Authority having jurisdiction over Bank, and Bank meets the requirements to be considered “adequately capitalized” as defined in the FDI Act and the applicable regulations promulgated thereunder.
7.11.    Enforcement. Except as otherwise disclosed, Bank is not subject to the following:
(a)    A criminal conviction (except minor traffic offenses and other petty offenses) in the United States of America or in any foreign country;
(b)    Unpaid Federal or State tax lien, or any foreign tax lien;
(c)    Administrative or enforcement proceedings commenced by the Securities and Exchange Commission, any State securities regulatory authority, Federal Trade commission, federal or State bank regulator, or any other State or federal regulatory agency in the United States or in any other country; or
(d)    A restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practice on the part of Bank.
7.12.    Title to Loans. The transfer to Affirm of each Loan that was originated by Bank under the Program on the date of such transfer constitutes a valid sale, transfer, assignment, set-over and conveyance to Affirm of all of Bank’s right, title and interest in and to such Loan. Other than sales of Loans to Affirm pursuant to this Agreement, Bank has not sold, granted a Lien or otherwise transferred any Loans or any interests therein.
7.13.    Owner of Loans. At all times prior to the sale of each Loan to Affirm, Bank is the sole legal and beneficial owner of all right, title and interest in and to such Loan other than as permitted by this Agreement. On and after a transfer of a Loan from Bank to Affirm or its designee pursuant to Section 2.8, Affirm or its designee shall be the sole owner for all purposes of such Loan (until and unless further assigned and transferred by Affirm or its designee).
7.14.    Power to Sell and Transfer. Bank has complete and unrestricted power to sell, convey, assign, transfer and deliver to Affirm the Loans to be sold and transferred hereunder. Bank has done nothing that would alter the terms and conditions of each Loan or impair the enforceability of any Loan and there is no limit on Bank’s authority to sell, assign or otherwise transfer Loans to Affirm.
7.15.    Valid Conveyance. All Loans to be transferred to Affirm hereunder shall be validly conveyed and assigned to Affirm free and clear of all Liens, except any Lien held by Affirm, on the date of each purchase by Affirm hereunder. The amount of consideration being received by Bank upon the sale of the Loans, as applicable, to Affirm constitutes reasonably equivalent value and fair consideration for such Loans. Bank is not transferring any Loan with any intent to hinder, delay or defraud any of its creditors. No Loan has been satisfied, subordinated or rescinded, and no right of rescission, set-off, counterclaim or defense exists or has been asserted with respect to any Loan and, to Bank’s knowledge, there is no action before any State or federal court, administrative or regulatory body involving any Loan in which an adverse result would have an adverse effect upon the value, the validity, enforceability or collectability of the Loan. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Bank, and the sale, transfer, assignment and conveyance of the Loans, as applicable, by Bank pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions. To the knowledge of Bank, none of the transactions contemplated herein shall violate or result in a violation of any Applicable Law or Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T and U of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.
7.16.    Sales and Transfers. Bank shall maintain its Records in a manner to clearly and unambiguously reflect its ownership of each Loan prior to the transfer of such Loan pursuant to this Agreement and shall assign and transfer title to each Loan transferred to Affirm or its designee pursuant to this Agreement free and clear of all Liens.
7.17.    Survival. The representations and warranties set forth in this Section 7 shall survive the sale, transfer and assignment of the Purchased Loans to Affirm pursuant to this Agreement and the termination of this Agreement, and, except for those representations and warranties contained in Section 7.11, shall be made continuously throughout the Term. If any investigation or proceeding of the type described in Section 7.8 is instituted or threatened against Bank, Bank shall promptly notify Affirm of such pending or threatened investigation or proceeding.
8.    Representations and Warranties of Affirm. Affirm hereby represents and warrants to Bank, as of the Effective Date that:
8.1.    Enforceability. This Agreement constitutes a valid and binding obligation of Affirm, enforceable against Affirm in accordance with its terms.
8.2.    Power and Authority. All agents acting on behalf of Affirm have full power and authority to perform all acts necessary to fulfill Affirm’s obligations under this Agreement.
8.3.    Good Standing. Affirm is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is authorized to do business in each State in which the nature of Affirm’s activities makes such authorization necessary.
8.4.    Due Authorization. Performance of this Agreement by Affirm has been duly authorized and such performance is not in conflict with and does not violate the terms of the charter or bylaws of Affirm and does not result in a material breach of or constitute a default under, or require any consent under, any indenture or loan agreement to which Affirm is a party.
8.5.    Insolvency. Affirm has not applied for an order, and no order is made, declaring it bankrupt, or granting it a moratorium or suspension of payments, and no liquidator is appointed for and no other equivalent event has occurred with respect to it or any substantial part of its assets in any jurisdiction or is insolvent as defined in the Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the State of Delaware or any other jurisdiction.
8.6.    Compliance with Law. The execution, delivery and performance of this Agreement by Affirm complies with Applicable Law.

8.7.    Consents. Neither the execution, delivery, validity or enforceability of this Agreement, nor the consummation of the transactions contemplated by this Agreement shall (i) require any consent, approval, authorization, notice, registration or filing under any Applicable Law permit, license or agreement applicable to Affirm; (ii) require the consent or approval of, or notice to, any other party, contract, instrument or commitment applicable to Affirm; or (iii) result in a violation or termination of, or a breach or default under, any Loan Agreement, or otherwise render any Loan Agreement or any provision thereof unenforceable or give any Borrower the right to cancel or terminate any Loan Agreement. Affirm is not subject to any agreement with any Regulatory Authority that would prevent the consummation by Affirm of the transactions contemplated by this Agreement.
8.8.    No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of Affirm, threatened against Affirm (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Affirm pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Affirm, would materially and adversely affect the performance by Affirm of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, or (v) that would have a materially adverse financial effect on Affirm or its operations if resolved adversely to it.
8.9.    Enforcement. Except as otherwise disclosed, Affirm has not been subject to the following:
(a)    A criminal conviction (except minor traffic offenses and other petty offenses) in the United States of America or in any foreign country;
(b)    Unpaid Federal or State tax lien, or any foreign tax lien;
(c)    Administrative or enforcement proceedings commenced by the Securities and Exchange Commission, any State securities regulatory authority, Federal Trade commission, federal or State bank regulator or any other State or federal regulatory agency in the United States or in any other country; or
(d)    A restraining order, decree, injunction or judgment in any proceeding or lawsuit alleging fraud or deceptive practice on the part of Affirm.
8.10.    Survival. The representations and warranties set forth in this Section 8 shall survive the sale, transfer and assignment of the Purchased Loans to Affirm pursuant to this Agreement and the termination of this Agreement. If any investigation or proceeding of the type described in Section 8.8 is instituted or threatened against Affirm, Affirm shall promptly notify Bank of such pending or threatened investigation or proceeding.
9.    Conditions Precedent to the Obligations of Affirm.
9.1.    The obligations of Affirm under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
(a)    As of each Closing Date, no action or proceeding shall have been instituted or threatened against Bank to prevent or restrain the consummation of the transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(b)    The representations and warranties of Bank set forth in Section 7 shall be true and correct in all material respects on each Closing Date as though made on and as of such date;
(c)    The obligations of Bank set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Bank; and

(d)    The Marketing and Servicing Agreement shall be in full force and effect.
9.2.    The Parties agree that ownership of the Loans acquired by Affirm on each Closing Date shall vest in Affirm as of such Closing Date, whether or not the foregoing conditions precedent to such purchase were in fact satisfied and any Party’s sole remedy for damages on account of failure to satisfy such conditions precedent shall be limited to indemnification as provided in Section 14.
10.    Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each Closing Date:
10.1.    As of each Closing Date, no action or proceeding shall have been instituted or threatened against Affirm or Bank to prevent the consummation of the transactions contemplated hereby, and, on each Closing Date, there shall be no injunction, decree, or similar restriction preventing such consummation;
10.2.    The representations and warranties of Affirm set forth in Section 8 shall be true and correct in all material respects on each Closing Date as though made on and as of such date;
10.3.    The obligations of Affirm set forth in this Agreement to be performed on or before each Closing Date shall have been performed in all material respects as of such date by Affirm; and
10.4.    The Marketing and Servicing Agreement shall be in full force and effect.
11.    Limitation of Loans Representations and Warranties. Bank makes no representations or warranties as to any matter relating to the purchase of any Loan that is sold by Bank to Affirm, except as specifically provided in this Agreement.
12.    Term and Termination.
12.1.    The term of this Agreement shall commence on the Program Start Date and continue for three (3) years (the “Initial Term”). After the Initial Term, the Agreement shall be automatically extended for additional periods of one (1) year each (a “Renewal Term”) unless either Party notifies the other Party of its intent to terminate this Agreement at least one hundred and twenty (120) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with this Section 12 or Section 31.2.
12.2.    Either Party shall have the right to terminate this Agreement, upon written notice to the other Party, upon occurrence of one or more of the following events (each, a “Cause”), such termination to be effective on the second Banking Day following the date notice of termination is given to the other Party pursuant to this Section 12.2:
(a)    Failure by the non-terminating Party to observe or perform, in any material respect, that Party’s obligations to the other Party hereunder, so long as the failure is not due to the actions or failure to act of the terminating Party, but only if the failure continues for a period of, (i) in the case of a failure not involving the payment of money, thirty (30) days after the non-terminating Party receives written notice from the terminating Party specifying the failure; provided, however, that in the case of a failure that is not cured within such thirty (30) day period, the cure period shall be extended by a one-time additional thirty (30) day period if the non-terminating Party is diligently pursuing remedial action, or (ii) in the case of a failure involving the payment of money, five (5) Banking Days after the non-performing Party is given written notice from the terminating Party specifying the failure in the case of a failure to pay any undisputed amount of [***] or more, then due hereunder;
(b)    Any representation or warranty made by the non-terminating Party herein shall have been false in any material respect as of the time when made or given and has a material adverse effect on the Program or this Agreement and continues to be false for a period of thirty (30) days after the non-terminating Party receives written notice from the terminating Party specifying how the representation or warranty is false; provided, however, that in the case of an inaccuracy that is not cured within such thirty (30) day period, the cure period shall be extended by an additional thirty (30) day period if the non-terminating Party is diligently pursuing remedial action;
(c)    In the event the non-terminating Party (A) voluntarily commences any proceeding or files any petition seeking relief under Title 11 of the United States Code or any other federal, State or foreign bankruptcy, insolvency, liquidation, receivership or similar law, (B) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Party or for a substantial part of its property or assets, (C) makes a general assignment for the benefit of creditors, (D) takes formal action for the purpose of effecting any of the foregoing, or (E) is otherwise insolvent;
(d)    Upon the commencement against the non-terminating Party of an involuntary proceeding or the filing of an involuntary proceeding or the filing of an involuntary petition in a court of competent jurisdiction seeking (i) relief in respect of such Party, or of a substantial part of its property or assets under Title 11 of the United States Code or any other federal, State or foreign bankruptcy, insolvency, liquidation, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Party or for a substantial part of its property or assets, or (iii) the winding up or liquidation, of such Party, if such proceeding or petition shall continue un-dismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(e)    Upon the deadline provided by a Regulatory Authority or, if no such deadline has been provided, upon ninety (90) days written notice following any final action by a Regulatory Authority, including any change to or enactment of or change in interpretation or enforcement of any law or regulation by such Regulatory Authority which, in each case, would have a material adverse effect upon such Party’s ability to perform its obligations under this Agreement or such Party’s costs or revenues with respect to the Loans;
(f)    Upon violation by a Party of any Applicable Law that materially impairs the terminating Party’s ability to discharge its performance obligations under this Agreement or would subject the terminating Party to material reputational harm or material liability that is not cured within thirty (30) days after the non-terminating Party receives written notice from the terminating Party specifying the violation; provided, however, that in the case of a violation that is not cured within such thirty (30) day period, the cure period shall be extended by an additional thirty (30) day period if the non-terminating Party is diligently pursuing remedial action;
(g)    Upon direction or request from any Regulatory Authority to cease or materially limit performance of the activities contemplated by this Agreement; provided that, if direction is received to cease or materially limit performance of obligations under this Agreement, before terminating the Agreement the Parties shall in good faith negotiate to modify the Agreement to comply with any such directive or request; or
(h)    Upon termination of the Marketing and Servicing Agreement, in accordance with the terms thereof.
12.3.    Affirm shall have the right to terminate this Agreement upon written notice to Bank on the date specified in such notice in any of the following circumstances:
(a)    after a ten (10) Banking Day cure period if Bank defaults on its obligations set forth in Section 6.3; or
(b)    there is a pending or threatened dispute, proceeding or controversy between Bank and any Regulatory Authority or any pending, completed or issued investigations or supervisory or enforcement actions by a Regulatory Authority with respect to Bank (including any order, memorandum of understanding, written agreement or other similar agreement, or extraordinary supervisory letter, whether formal or informal) that would reasonably be expected to (i) prevent or materially impair or materially delay the ability of Bank to perform its obligations under this Agreement, (ii) have a materially adverse impact on the Program, (iii) materially restrict in any way the operation of the Program or (iv) adversely affect any Loans.
12.4.    Bank may terminate this Agreement after a ten (10) Banking Day cure period following notice from Bank to Affirm if Affirm defaults on its obligations set forth in Section 2 of this Agreement on the due date of such obligations provided herein, if there are not sufficient funds in the Collateral Account for Bank to withdraw in fulfillment of the amount due.
12.5.    Bank shall not originate any new Loans under the Program after termination.
12.6.    The Parties hereby agree that upon the termination of this Agreement, the Parties shall terminate the Marketing and Servicing Agreement, subject only to the purchase by Affirm or its designee, for the Purchase Price, of any Loans owned by Bank (excluding Retained Loans) and related rights on or prior to the date of termination.
12.7.    The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination.
12.8.    Upon a termination of this Agreement, the Parties shall work together to develop a transition plan to wind down the Program in accordance with Applicable Law and Section 2.8. Each Party acknowledges that the goals of the transition plan include benefitting Borrowers by minimizing any possible burdens or confusion and protecting and enhancing the names and reputations of the Parties.
13.    Confidentiality of Proprietary Information.
13.1.    Ownership and Restrictions on Use. The Receiving Party acknowledges and agrees that the Proprietary Information of the Disclosing Party remains the sole and exclusive property of the Disclosing Party or a third party providing the information to the Disclosing Party, and the disclosure of the information to the Receiving Party does not confer upon it any license, interest or right of any kind in or to the Proprietary Information, except as provided under this Agreement.
13.2.    Confidentiality. At all times and notwithstanding any termination of this Agreement, the Receiving Party agrees that it shall (a) hold in strict confidence and not disclose to any third party the Proprietary Information of the Disclosing Party, except as approved in writing by the Disclosing Party; (b) only permit access to the Proprietary Information of the Disclosing Party to those of its Personnel who have a need to know in order for the Receiving Party to perform its obligations under this Agreement; (c) be responsible to the Disclosing Party for any of its Personnel’s use or disclosure of the Proprietary Information in violation or breach of, or in a manner not authorized by, this Agreement; (d) only use Proprietary Information that it receives to carry out the purposes of this Agreement and for no other purpose whatsoever; and (e) use at least the same degree of care it would use to protect its own Proprietary Information of like importance, but in no event less than a reasonable degree of care, including maintaining the information security standards for the Proprietary Information required by this Agreement. Neither Party will communicate any information to the other Party in violation of the proprietary rights of any third party.
13.3.    Required Disclosures. If the Receiving Party is required by a Regulatory Authority or Applicable Law to disclose any Proprietary Information of the Disclosing Party, the Receiving Party must first, if legally permissible, give written notice of the required disclosure to the Disclosing Party; take reasonable steps to allow the Disclosing Party to seek to protect the confidentiality of the Proprietary Information required to be disclosed; and then disclose only that part of the Proprietary Information which, in the written opinion of its legal counsel, it is required to disclose. The foregoing requirements do not apply to or limit either Party’s ability to fully comply with requests for information that will remain confidential from a Regulatory Authority or the Internal Revenue Service.
13.4.    Notice of Unauthorized Disclosures. The Parties shall immediately provide notice of any attempted or actual breach resulting in unauthorized disclosure(s) of the Proprietary

Information and shall specify the corrective action taken by the Party with respect to which a breach has occurred in accordance with Section 18 of the Marketing and Servicing Agreement.
13.5.    Limit on Reproductions. The Receiving Party shall not reproduce the Disclosing Party’s Proprietary Information in any manner except as required to perform the Receiving Party’s obligations under this Agreement. All reproductions of Proprietary Information by the Receiving Party remain the property of the Disclosing Party and must bear all confidential or proprietary notices or legends appearing on the original.
13.6.    Treatment of Proprietary Information Following Termination. Upon termination of this Agreement, or earlier, if requested, the Receiving Party promptly shall return to the Disclosing Party all physical and electronic materials in the Receiving Party’s possession or control containing the Disclosing Party’s Proprietary Information. The materials must be delivered via a secure method and upon such media as may be reasonably required by the Disclosing Party. Alternatively, with the Disclosing Party’s prior written consent, the Receiving Party may permanently destroy or delete the Disclosing Party’s Proprietary Information, and if requested, shall certify the destruction or deletion in writing to the Disclosing Party. However, if the Receiving Party, due to requirements of Applicable Law, must retain any of the Disclosing Party’s Proprietary Information, or is unable to permanently destroy or delete the Disclosing Party’s Proprietary Information as permitted above within sixty (60) days after termination of this Agreement, the Receiving Party shall so notify the Disclosing Party in writing, and the Parties shall confirm any extended period needed for permanent destruction or deletion of the Disclosing Party’s Proprietary Information. All Proprietary Information remaining in the Receiving Party’s possession or control shall continue to be subject to the provisions of this Section 13. The methods used to destroy and delete the Proprietary Information must ensure that no Proprietary Information remains readable nor can be reconstructed to be readable. Destruction and deletion must also comply with the following specific requirements:

MEDIUM	APPROPRIATE DESTRUCTION METHOD
Hard copy	Shredding, pulverizing, burning or other permanent destruction method
Electronic tangible media, such as disks, tapes	Destruction or erasure of the media
Hard drive or similar storage device	Erasure or elimination of Proprietary Information from the device
Electronic intangible media, such as cloud computing	Erasure or elimination of Proprietary Information from the cloud

13.7.    Equitable Relief. If either Party or its Affiliates breaches or threatens to breach any provision of this Section 13, the non-breaching Party, in addition to any other remedy it may have at law or in equity, shall be entitled to seek a restraining order, injunction, or other similar remedy to specifically enforce the provisions of this Agreement without proving actual damages or posting bond or other security. Each Party specifically acknowledges that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered and incurred by the non-breaching Party or its Affiliates from a breach of any provision of this Agreement.
13.8.    Survival. Notwithstanding any termination of this Agreement, all the Receiving Party’s obligations pursuant to this Section 13 shall survive (a) with respect to Confidential Business Information (other than Trade Secrets), for so long as such information continues to be confidential pursuant to the terms of this Agreement; (b) with respect to Trade Secrets, for so long as the information continues to constitute a trade secret under Applicable Law; and (c) with respect to Borrower Data and Protected Data, for so long as required by Applicable Law.

14.    Indemnification.
14.1.    Indemnity of Affirm. Bank agrees to indemnify Affirm and its Affiliates, and their respective officers, directors, employees, managers, representatives, owners, agents and attorneys (the “Affirm Indemnified Parties”) from and against any and all Losses that arise from (a) the negligence or intentional misconduct of Bank or its agents or representatives (other than Affirm) in connection with the performance of its obligations under this Agreement; (b) the breach by Bank or its agents or representatives (other than Affirm) of any of Bank’s covenants, obligations, representations, warranties or undertakings under this Agreement; (c) violation by Bank or any of its employees, agents or representatives (other than Affirm) of Applicable Law; (d) infringement or misappropriation of the intellectual property rights (patents, copyrights, trademarks, etc.) of any third party by Bank in connection with the Program or Bank’s obligations hereunder or (e) any unauthorized, illegal or fraudulent access to or use of Borrower Data caused by Bank or arising from a Security Incident associated with systems maintained by Bank.
14.2.    Indemnity of Bank. Affirm agrees to indemnify Bank and its Affiliates and the officers, directors, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) from and against any and all Losses, that arise from (a) the negligence or intentional misconduct of Affirm or its agents or representatives in connection with its performance of its obligations under this Agreement; (b) breach by Affirm or its agents or representatives of any of Affirm’s covenants, obligations, representations, warranties or undertakings under the Agreement; (c) a violation by Affirm, its subcontractors, employees, agents, representatives of any Applicable Law; (d) infringement or misappropriation of the intellectual property rights (patents, copyrights, trademarks, etc.) of any third party by Affirm in connection with the Program or Affirm’s obligations hereunder; (e) any unauthorized, illegal or fraudulent access to or use of Borrower Data caused by Affirm or arising from a Security Incident associated with systems maintained by Affirm; or (f) Bank’s participation in the Program as contemplated by this Agreement, except if (i) such Losses result from the negligence or intentional misconduct of, or breach of this Agreement or Applicable Law by, Bank or its subcontractors, employees, agents, or representatives (other than Affirm), or (ii) such Loss is subject to indemnification by Bank pursuant to Section 14.1.
14.3.    Party References. The Affirm Indemnified Parties or Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Party,” and Affirm or Bank, as an indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”
14.4.    General Conditions on Indemnity Obligations. Each Indemnifying Party’s obligations under this Agreement shall be subject to the Indemnified Party (a) unless otherwise required by Applicable Law, promptly, after receipt of any written claim or notice of any action giving rise to a claim for indemnification, providing the Indemnifying Party notice of the claim or action and specifying in reasonable detail the nature and amount of the Loss (provided that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that the failure or delay is prejudicial); (b) providing reasonable cooperation and assistance in the defense or settlement of any claim; and (c) granting the Indemnifying Party control over the defense and settlement of the same (provided that any Indemnified Party shall be entitled to participate in the defense and settlement of the claim and to employ counsel at its own expense to assist in the handling of the claim; and provided further that the Indemnified Party does not invoke its retained right to defend as stated below). The Indemnifying Party shall not agree to any settlement that results in any obligation or an admission of liability by the Indemnified Party without the Indemnified Party’s prior written consent.
14.5.    Reservation of Right to Defend. If the Indemnified Party reasonably determines that the Indemnifying Party has failed to diligently assume and maintain a prompt and vigorous defense of any claim, the Indemnified Party may, at its own expense, option, and discretion, assume sole control of the defense of any claim and all related settlement negotiations with counsel of its own choosing and without waiving any other rights to indemnification. If the Indemnified Party provides sufficient evidence to support its right to defend pursuant to this Section 14, the Indemnifying Party shall pay all costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Party in the defense. Notwithstanding anything to the contrary in the foregoing, the Indemnified Party shall not accept any settlement on behalf of the Indemnifying Party that results in an admission of liability, or does not provide a full unconditional release, without the Indemnifying Party’s express written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
14.6.    Disclosure. Each Party shall promptly notify the other Party of any action, suit, proceeding, facts and circumstances, and the threat of reasonable prospect of same, which might give rise to any indemnification hereunder or which might materially and adversely affect a Party’s ability to perform its obligations under this Agreement. The terms of this Section 14 shall survive the expiration or earlier termination of this Agreement.
15.    Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed given (a) on the day delivered, if delivered by hand; (b) on the day transmitted, if transmitted by facsimile or email if sent during the recipient’s normal business hours, and on the next Banking Day if sent after the recipient’s normal business hours; (c) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (d) three (3) days after the date of mailing to the other Party, if mailed certified or registered, return receipt requested, postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:
To Bank:    Celtic Bank
Attention: Reese Howell, CEO
268 South State Street, Suite 300
Salt Lake City, UT 84111
Telephone: [***]
Email: [***]
Facsimile: [***]
With a copy to:    Leslie Rinaldi, General Counsel
Celtic Bank Corporation
268 South State Street, Suite 300
Salt Lake City, UT 84111
Telephone: [***]
Email: [***]
Facsimile: [***]
To Affirm:    Affirm, Inc.
Attention: Michael Linford, Chief Financial Officer
650 California Street, 12th Floor
San Francisco, CA 94108
E-mail Address: [***]
Telephone: [***]
Facsimile: [***]
With a copy to:    Sharda Caro, Chief Legal Officer
Affirm, Inc.
650 California Street, 12th Floor
San Francisco, CA 94108
E-mail Address: [***]
Telephone: [***]
Facsimile: [***]
16.    Information. All sharing, use and disclosure of Proprietary Material and Borrower Data under this Agreement shall be subject to the provisions of the Marketing and Servicing Agreement.
17.    Entire Agreement; Amendments. This Agreement, including the exhibits attached hereto, and the Marketing and Servicing Agreement, including the exhibits attached thereto, constitute the entire Agreement between the Parties and supersedes all prior agreements, understandings, and arrangements, oral or written, between the Parties with respect to the subject matter hereof, each of which is merged into and subsumed by this Agreement. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each Party.
18.    Section and Other Headings. The various captions and section headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any “Section” are to the applicable section of this Agreement.
19.    Successors and Third Parties. This Agreement and the rights and obligations hereunder shall bind, and inure to the benefit of, the Parties and their successors and permitted assigns. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between the Parties and any other Person.
20.    Separate Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument. Any signature delivered by a Party by facsimile or other form of electronic transmission shall be deemed to be an original signature hereto.
21.    Severability. In the event that any part of this Agreement is deemed by a court, Regulatory Authority, or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent.
22.    Governing Law and Venue. For purposes of litigating any disputes that arise directly or indirectly from the relationship of the Parties under this Agreement, the Parties hereby submit to and consent to the exclusive jurisdiction of the State of Utah and agree that such litigation shall be conducted only in the courts of Salt Lake County, Utah, or federal courts for the United States for the District of Utah. The Parties acknowledge that Bank, as a Utah industrial bank, is regulated by the FDIC, and is therefore subject to federal law, and entitled to preemption from State laws to the fullest extent permitted by law. In any matters not so preempted (if any), this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Utah applicable to contracts made to be performed within such State and applicable federal law. Each Party hereby submits to the jurisdiction of the courts of such State, and (subject to Bank’s reservation of preemption rights above) waives any objection to venue with respect to actions brought in such courts.
23.    Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party, except that Affirm may, without the prior written consent of Bank, assign this Agreement to any subsidiary or Affiliate if such assignment is the result of an internal corporate reorganization, or in connection with any Change of Control event, if the assignee has sufficient legal authority, and financial, managerial and operational capacity to perform the assignor’s obligations hereunder. Neither Party shall unreasonably withhold consent. Notwithstanding the foregoing, Bank hereby acknowledges Affirm’s right to transfer or collaterally assign or otherwise pledge its rights and interests under this Agreement with respect to Purchased Loans to any assignee. Bank further acknowledges and agrees that each such assignee shall be entitled to enforce its rights to Purchased Loans directly against Bank as if such assignee was a party to this Agreement.
24.    Waivers. No Party shall be deemed to have waived any of its rights or remedies hereunder except when such waiver is in writing and is signed by an authorized agent or representative of the waiving Party. Either Party may, by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

25.    Disputes.
25.1.    In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the making, construction, interpretation, performance, breach, termination, enforceability or validity thereof (hereinafter, a “Dispute”), the Party raising such Dispute shall provide written notice to the other Party prior to commencing any litigation with respect thereto specifying the nature of the asserted Dispute.
25.2.    The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute.
26.    Relationship of Parties. Bank and Affirm agree that they are independent contractors to each other in performing their respective obligations hereunder or purchasers and sellers with respect to the sale of the Loans hereunder. Nothing in this Agreement or in the working relationship being established and developed hereunder shall be deemed, nor shall it cause, Bank and Affirm to be treated as partners, joint venturers, or otherwise as joint associates for profit.
27.    Force Majeure. In the event that a Party fails to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including acts of God, fire, explosion, public utility failure, floods, embargoes, epidemics, pandemics, civil disorders, war, terrorist acts, nuclear disaster or riot or any other similar causes not within its reasonable control), such failure to perform shall not be considered a breach of this Agreement during the period of such disability. In the event of any force majeure occurrence as set forth in this Section 27, the disabled Party shall use its commercially reasonable efforts to remediate any issue and meet its obligations as set forth in this Agreement as soon as reasonably practicable. The disabled Party shall promptly and in writing advise the other Party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that Party to perform any of its obligations hereunder a whole or in part.
28.    Survival. The provisions of Sections 1, 7 – 8, 12.5, 12.7, 13 – 18, 21 – 25, 28, 34.4 and 38 shall survive termination or expiration of this Agreement.
29.    Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any exhibit hereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
30.    Compliance with Applicable Law. The Parties intend to comply with all Applicable Law in connection with each of their performance under this Agreement, including for purposes of compliance with the FDIC’s Financial Institution Letter 44-2008, Guidance for Managing Third-Party Risk, and that except to the extent it is entitled to receive the Loan Performance Fees, Bank retains no residual interest of any kind in any of the Purchased Loans. Bank and Affirm each intend the transfer of Purchased Loans under this Agreement to be under terms, and provide necessary measures, for ongoing compliance with the FDIC’s Financial Institution Letter 44-2008, Guidance for Managing Third-Party Risk, including for purposes of managing strategic, reputation, operational, transaction, credit, compliance, or other risks.
31.    Agreement Subject to Applicable Law.
31.1.    If (a) either Party has been advised by legal counsel of a change in Applicable Law or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel would have a materially adverse effect on the rights or obligations of such Party under this Agreement, (b) either Party shall receive a lawful written request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Law, then the Parties shall discuss and consider in good faith any modifications, changes or additions to the Program or this Agreement that may be necessary to eliminate or minimize such result.
31.2.    In addition to the termination rights provided in Section 12, if the Parties are unable to reach agreement regarding modifications, changes or additions to the Program or this Agreement as a result of a change in Applicable Law or the written request of a Regulatory Authority within thirty (30) Banking Days after the Parties initially discuss such required modifications, changes or additions in good faith, either Party may terminate this Agreement upon one hundred eighty (180) days prior written notice to the other Party and without payment of a termination fee or other penalty. In addition to the termination rights provided in this Section 31 and Section 12, a Party shall be able to suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, if (i) any event described in this Section 31 occurs and (ii) such Party reasonably determines that continued performance hereunder may result in a fine, penalty or other sanction being imposed by the applicable Regulatory Authority, or in material civil liability. If such suspension continues for more than thirty (30) days, a Party may terminate this Agreement with thirty (30) days prior written notice without payment of a termination fee or other penalty.
32.    Amendments of Certain Exhibits. Affirm may, from time to time during the Term, propose changes to any exhibit to this Agreement. Following notification of such changes, the Parties shall meet or otherwise discuss and consider in good faith such changes. No such changes shall be applicable unless approved in writing by Bank. Bank shall not unreasonably withhold, delay or condition its consent to such changes. This Agreement shall be deemed to be amended as to any changed or amended exhibit agreed to in writing by Bank and Affirm, but only to the extent of such changed or amended exhibit.
33.    Expenses. Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in this Agreement or the Marketing and Servicing Agreement.
34.    Collateral Account.
34.1.    Establishment of Collateral Account. Affirm shall establish a deposit account at Bank for the purpose of providing collateral for Affirm’s obligations under this Agreement and the Marketing and Servicing Agreement. Affirm shall deposit immediately available funds in such account in the amount required under Section 34.1(b) below; provided that the Collateral Account Balance Requirement (as defined below) may be satisfied in whole or in part by Affirm delivering an irrevocable letter of credit to Bank. Bank shall maintain the deposit in the deposit account (the “Collateral Account”). The Collateral Account shall be a non-interest bearing deposit account and shall hold only the funds provided by Affirm for such purpose. The amounts to be maintained by Affirm in the Collateral Account shall be determined as follows (see Exhibit B for calculation examples):
(a)    Prior to Bank originating any Loans under the Program, Affirm shall provide Bank with a minimum balance of immediately available funds equal to [***].
(b)    Beginning on the Program Start Date, Affirm shall maintain a minimum balance in the Collateral Account that is equal to the greater of:
(i)    [***]; or
(ii)    [***]
(the “Collateral Account Balance Requirement”); provided that, in the event that either the Tangible Net Worth Trigger or the Liquidity Trigger (as defined in Section 34.1(c)) has occurred, Affirm shall notify Bank of the Trigger Event within five (5) Banking Days of becoming aware of the event. Upon such notification and at Bank’s option, provided Bank has delivered at least five (5) Banking Days’ prior notice to Affirm, Bank may require an increase to the balance of the Collateral Account to be no more than the total dollar amount disbursed by Bank during the immediately preceding calendar month divided by the number of days that funds were disbursed by Bank in that month; provided further that if the Tangible Net Worth Trigger or the Liquidity Trigger (either is a “Trigger Event”) are no longer continuing, such increase in the balance of the Collateral Account shall no longer be required, and Affirm shall notify Bank that the related Trigger Event has been resolved and the balance of the Collateral Account shall return to the Collateral Account Balance Requirement by distribution of such amounts to Affirm.
(c)    Affirm shall demonstrate that it has adequate financial resources to launch and support the proposed Program on an ongoing basis. Affirm must maintain at all times a minimum Tangible Net Worth in an amount equal to [***] and if Affirm has a Tangible Net Worth as of the end of a calendar month of less than such minimum amount, a “Tangible Net Worth Trigger” shall occur. Affirm must maintain at all times minimum liquidity in financing facility availability and unrestricted cash or cash equivalents, in an amount equal to [***] and if Affirm has liquidity of less than such amount for five (5) Banking Days, a “Liquidity Trigger” shall occur.
(d)    If Affirm fails to make a Required Payment to Bank within one (1) Banking Day of receiving written notice from Bank of such failure, Bank has the right to withdraw amounts from the Collateral Account to fulfill any such payment obligations of Affirm under this Agreement or the Marketing and Servicing Agreement, either during the Term of the Agreements or following termination of the Agreements, subject to Section 17.4 of the Marketing and Servicing Agreement or Section 12 of this Agreement.
(e)    The Collateral Account Balance Requirement shall be calculated monthly by Bank and provided to Affirm by the fifteenth (15th) day of the calendar month following each Measuring Month, starting with the first full calendar month following the Program Start Date and continuing through the Term of this Agreement. After receipt of such calculation from Bank, and unless disputed by Affirm in good faith, if the amount in the Collateral Account is less than the Collateral Account Balance Requirement, Affirm shall, within five (5) Banking Days following written notice of the deficiency, transfer funds to the Collateral Account in an amount sufficient to comply with the Collateral Account Balance Requirement.
(f)    In the event Affirm fails to maintain the Collateral Account Balance Requirement pursuant to this Section 34.1 and not as a result of a good faith dispute between the Parties regarding the Collateral Account Balance Requirement, Bank may suspend its obligations to (A) originate Loans under the Marketing and Servicing Agreement or (B) sell Loans under this Agreement, but only if the failure continues for a period of five (5) Banking Days after Affirm is given written notice from Bank of such failure.
34.2.    Withdrawals.
(a)    Following notice to Affirm, Bank shall have the right to withdraw amounts from the Collateral Account to fulfill any undisputed payment obligations of Affirm under Section 2 of this Agreement and Section 2.12 of the Marketing and Servicing Agreement on which Affirm has defaulted during the Term of each respective agreement.
(b)    In the event that Bank’s monthly Collateral Account Balance Requirement report (identified in Section 34.1(e)) shows that the actual balance in the Collateral Account is more than the Collateral Account Balance Requirement, then, within two (2) Banking Days after receipt of such report, Bank shall withdraw from the Collateral Account any amount held therein that exceeds the Collateral Account Balance Requirement as of the date of such report and pay such amount to an account designated by Affirm.
34.3.    Audit of Collateral Account. Bank agrees that, at Affirm’s sole discretion and sole expense, Affirm, its authorized representatives or agents, or any Regulatory Authority, shall have the right to inspect, audit, and examine the Collateral Account, and Bank shall make all relevant Records, and Personnel available to Affirm for the purpose of conducting such inspections and audits.

34.4.    Termination of Collateral Account. Bank’s right to funds remaining in the Collateral Account rightfully owed to Bank shall expire only after Affirm has paid all undisputed Purchase Price amounts, Purchase Premiums and Minimum Annual Fee owed to Bank pursuant to this Agreement and the earlier to occur of (i) the expiration or termination of this Agreement or the Marketing and Servicing Agreement, including any transition period agreed upon by the Parties and subject to any applicable notice or cure periods or (ii) 180 days following expiration or termination of this Agreement or the Marketing and Servicing Agreement.
35.    Examination Cooperation. In accordance with the terms of this Agreement and Applicable Law, Affirm agrees to reasonably cooperate with any examination, audit or review of Bank or the Program by any Regulatory Authority and to provide to Bank any information which may be required by any Regulatory Authority for its audit or review of Bank or the Program. In accordance with the terms of this Agreement and Applicable Law, Affirm shall provide such other reasonable information as Bank or any Regulatory Authority may from time to time request with respect to the Program, Applicants and Borrowers and documentation thereof, and to the financial condition of Affirm and any Third-Party Service Providers in connection with the Program in accordance with Section 41 of the Marketing and Servicing Agreement. Affirm shall have no obligation to comply with any requests for information or documents or to cooperate if Affirm reasonably believes that such request or cooperation would violate Applicable Law, a confidentiality obligation, or the attorney-client privilege.
36.    Manner of Payments. Except as provided herein, all payments under this Agreement shall be made by ACH, wire or other transfer in immediately available funds to the bank accounts designated by the respective Parties. Affirm shall make all Purchase Price payments by wire transfer. Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement provided that the making of any payment hereunder shall not constitute a waiver by the Party making payment of any rights it may have under this Agreement or the Marketing and Servicing Agreement or by law.
37.    Brokers. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.
38.    Limitation of Liability. EXCEPT FOR A BREACH OF THE OBLIGATIONS UNDER SECTION 15 (INFORMATION), ANY CLAIM RESULTING FROM A SECURITY INCIDENT, THE UNAUTHORIZED, ILLEGAL OR FRAUDULENT ACCESS OR USE OF BORROWER DATA, OR ANY CLAIM RELATING TO A PARTY’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE PRINCIPLES, OR FOR ANY LOSS OF PROFITS, BUSINESS OR REVENUE, REGARDLESS OF WHETHER SUCH PARTY KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.
39.    Cooperation. Each Party hereto agrees to cooperate fully with the other Party hereto in furnishing any information or performing any action reasonably requested by such Party that is needed by the requesting Party to perform its obligations under this Agreement, to engage in financings, securitizations and sales of Loans created under this Agreement, or to comply with Applicable Law or any request from a Regulatory Authority, including internal audit or compliance reviews conducted by Bank. Each Party agrees that it shall furnish the other Party with materially true, accurate and complete copies of such Records and all other information with respect to the Loans and the Program as such Party or its authorized representatives may reasonably request; provided, however that neither Party shall be required to divulge any Records to the extent prohibited by Applicable Law, confidentiality, or the attorney-client privilege.

IN WITNESS THEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.
BANK:
Celtic Bank Corporation,
a Utah industrial bank
By:
Print Name:
Title:
AFFIRM:
Affirm, Inc.,
a Delaware corporation
By:
Print Name:
Title:

EXHIBIT A
Form of Purchase Statement

[***]
    A-1

EXHIBIT B
Sample Collateral Account Balance Requirement Calculation
[***]

    B-1

EXHIBIT C
Sample Purchase Schedule
[***]
    C-1

EXHIBIT D
Sample Accrued Interest Calculation
[***]
    D-1

EXHIBIT E
Sample Fee Calculations
[***]

    E-1

EXHIBIT F
Funds Flow Overview
[***]

    F-1

EXHIBIT G
Minimum Annual Fee Settlement Methodology
[***]

    G-1

EXHIBIT H
Performance Fee Calculation Methodology
[***]
    H-1